UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AKEBIA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Commencing on March 31, 2023, the following information was sent to certain beneficial owners of Akebia Therapeutics, Inc. common stock.

1407 Broadway, 27th Floor, New York, NY 10018

Tel: 212-929-5500    Fax: 212-929-0308

Email: proxy@mackenziepartners.com

Please Contact MacKenzie Partners Today

To Vote Your Akebia Shares!

March 31, 2023

Dear Akebia Stockholder:

The Special Meeting of Stockholders of Akebia Therapeutics, Inc. (AKBA) is scheduled to be held on April 11, 2023.

At the meeting you will be voting on, among other matters, a proposal to effect a reverse stock split of AKBA’s outstanding common stock at a ratio of not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of AKBA’s Board of Directors.

On or about March 17, 2023, Akebia mailed a revised proxy statement and a revised proxy card. The original form of proxy card previously provided on or about March 1, 2023, is no longer valid to vote shares at the upcoming Special Meeting. Any votes received on the original proxy card will not be counted. IF YOU HAVE ALREADY VOTED USING THE PRIOR PROXY CARD, YOU MUST VOTE AGAIN USING THE REVISED PROXY CARD IN ORDER FOR YOUR VOTE TO BE COUNTED.

As discussed in the proxy materials previously sent to you, the inability of AKBA’s Board of Directors to effect a Reverse Stock Split could expose AKBA to delisting from Nasdaq.

PROTECT YOUR AKEBIA INVESTMENT

AND VOTE YOUR AKEBIA SHARES TODAY!

It is very important that all stockholders have their voices heard. We urge you to please vote your AKBA shares today. You may do so by contacting MacKenzie Partners toll-free at 1-800-322-2885. MacKenzie has been engaged by AKBA to assist in gathering the votes for the Special Meeting.

No matter how many shares you hold your vote is very important. Please contact MacKenzie Partners today so we may assist in processing your vote – this will only take a few minutes of your time, but will help save AKBA the cost of additional mailings.

MacKenzie’s team of representatives can be reached toll-free at 1-800-322-2885 or 1-212-929-5500 (call collect).

You may also contact us with your voting instructions via email. A draft email is provided below.

To: proxy@mackenziepartners.com

Cc: dblake@mackenziepartners.com and jjaegers@mackenziepartners.com

Re: Akebia Special Meeting of Shareholders

Dear MacKenzie Partners,

Please vote my shares of Akebia Therapeutics at the April 11, 2023 Special Meeting of Stockholders as follows:

1a	FOR the Reverse Stock Split Proposal

1b	FOR the Reduction in Authorized Shares Proposal

2	FOR the Approval of the Authorized Share Proposal

3	FOR the Adjournment Proposal

The shares are registered in the name of _____________________ and I have authority to vote these shares.

Thank you.

[Name]

[Title, if necessary]

Sincerely,

MacKenzie Partners, Inc.

Toll-Free at 1-800-322-2885 or Collect 1-212-929-5500